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                                                                   Exhibit 99(b)
                                                              Form 10-K for 1996
                                                           File No. 333-08645-01

                            AT&T Capital Corporation

                              Management Assertion

In accordance with the terms of the Transfer and Servicing Agreement dated as of October 1, 1996 between AT&T Capital Corporation (the "Company") and The Chase Manhattan Bank, as Indenture Trustee for the Capita Equipment Receivables Trust 1996-1 (the "Agreement"), the Company is responsible for servicing leases and loans that are the subject of the Agreement. As of December 31, 1996, management of the Company believes that it complied with its servicing responsibilities under the Agreement by maintaining effective internal controls over financial reporting of the lease and loan servicing based on the criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

                                         AT&T Capital Corporation

                                         By:     E. M. Dwyer
                                            _____________________
                                            E. M. Dwyer
                                            Senior Vice President and
                                            Chief Financial Officer